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                                                                   Exhibit 10.12

                         SOFTWARE DISTRIBUTION AGREEMENT

                           BETWEEN SOFTWORKS, INC. AND

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

      This Software Distribution Agreement ("Agreement") is entered into this 8th day of July, 1997, by and between Softworks, Inc., a Maryland corporation, having its principal offices at 2845 Richmond Highway, Suite 400, Alexandria, Virginia 22303 ("Softworks"), and Cognizant Technology Solutions Corporation, a Delaware corporation, having its principal offices at 1700 Broadway, New York, NY 10019 ("Cognizant").

      The capitalized terms in this Agreement shall be defined as set forth in Exhibit A hereto.

                                    RECITALS:

      WHEREAS, Softworks desires to license from Cognizant, and Cognizant desires to license to Softworks, the Technology and the Current Products, as defined in Exhibit 1 and below, upon the terms and conditions set forth herein;

      NOW THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties, intending to be legally bound, agree as follows:

1. Appointment

      a. Grant of Rights--Modifications. Subject to Subsection 1.c below, Cognizant grants Softworks the exclusive, perpetual, irrevocable right to modify in any manner the Technology, to create derivative works that are based upon the Technology and to incorporate and integrate the Technology, as well as modifications of and works derived from the Technology, in and with other computer programs for the purpose of creating Products for distribution pursuant to Subsection 1.b below.

      b. Grant of Rights--Distribution. Subject to Subsections 1.c and 1.d below, Cognizant grants Softworks and the Authorized Distributors the exclusive, perpetual, irrevocable right to distribute, market and license Products throughout the world.

      c. Exceptions to Exclusivity

            i. Notwithstanding the terms of Subsections 1.a and 1.b above, the rights granted to Softworks by such subsections shall be non-exclusive with respect to


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      use of the Technology for software applications not related to Year 2000 analysis and conversion.

            ii. Notwithstanding the terms of Subsections 1.a and 1.b above, the rights granted to Softworks by such subsections shall be non-exclusive with respect to use of the Technology (A) by Cognizant, its subsidiaries, parents and affiliated sister companies (collectively, "Affiliates") in providing services using the Technology to Cognizant's and its Affilitiates' clients ("Clients"), (B) by third parties in providing services using the Technology to Clients, provided that such third parties, by written agreement, have access to the Technology solely for providing services using the Technology to specifically identified Clients and that such third parties have not compensated directly Cognizant for use of the Technology, and (C) by Clients to whom Cognizant is providing services using the Technology.

      d. Limitation on Distribution. Softworks agrees not to license, directly or indirectly, Products to the organizations identified in Exhibit 2 to this Agreement, unless Softworks obtains the prior written approval of Cognizant, which approval shall not be unreasonably withheld.

2. Obligations of Cognizant

      a. Delivery. Immediately upon execution of this Agreement, Cognizant shall deliver to Softworks all code and documentation related to the Technology and Current Products as set forth in Exhibit 1 to this Agreement.

      b. Commercially Reasonable Efforts. Cognizant shall use commercially reasonable efforts to assist Softworks to market the Current Products. Cognizant recognizes and agrees that time is of the essence for bringing the Current Products to market.

      c. Contact person. Cognizant shall designate a single person to serve as the primary point-of-contact between Cognizant and Softworks.

      d. Enhancements. Cognizant shall promptly provide Softworks with all updates and enhancements for the Technology and the Current Products related to Year 2000 analysis, conversion and testing, during the Royalty Term.

      e. Services

            (i) Cognizant will provide Softworks training, consulting and technical-level support ("Services") for the Technology and Current Products as required by Softworks at Cognizant's then current time and materials rates, provided that Cognizant shall provide Softworks with sixty (60) days notice prior to any


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      change to such rates. As of the Effective Date of this Agreement, the rates are as follows:

            (A)  Services provided in
                 the United States:             $50.00 to 70.00 per hour
                                                (depending upon level of
                                                expertise required and
                                                nature of the work)

            (B)  Services provided outside
                 of the United States:          $30.00 per hour

      Softworks shall reimburse Cognizant for reasonable expenses, including travel and lodging expenses, incurred while providing such Services, subject to Softworks' prior approval and Cognizant's compliance with Softworks' expense policies.

            ii. Prior to performing any Services, Cognizant shall obtain the prior written authorization of Softworks. Such authorization shall specify the Services to be performed.

      f. Verification. Cognizant shall keep reasonable records with respect to use of the Technology. An independent accountant, at Softwork's expense and upon reasonable notice during normal working hours, shall have access annually to such records to the extent reasonably necessary to verify Cognizant's compliance with the terms of this Agreement.

3. Obligations of Softworks

      a. Commercially Reasonable Efforts. Softworks shall use commercially reasonable efforts to commence marketing of the Current Products promptly. Softworks recognizes and agrees that time is of the essence for bringing the Current Products to market.

      b. Contact person. Softworks shall designate a single person to serve as the primary point-of-contact between Softworks and Cognizant.

      c. Marketing Materials. Softworks agrees to prepare marketing materials and a revised user manual.

      d. Records. Softworks shall keep full, clear and accurate financial and other records with respect to all Products licensed and agreements with licensees of Products.


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      e. Copyright Notice. Softworks agrees to place a copyright notice identifying Cognizant as the copyright owner of the Technology on all copies of the Current Products, including computer programs and written documentation, distributed by Softworks.

4. Pricing, Royalty and Payment

      a. Pricing.

            i. Softworks shall have the sole right to determine the applicable license and maintainance fees for the Current Products.

            ii. Notwithstanding the terms of Subsection 4.a.i. above, Softworks agrees that the license fee for Products licensed to Year 2000 service providers shall be based primarily upon the number of lines of code with respect to which such service provider uses the Product, unless Softworks obtains the prior written approval of Cognizant, which approval shall not be unreasonably withheld

      b. Invoicing. Softworks and the Authorized Distributors shall invoice the licensees and collect the licensee fees due for the Current Products.

      c. Monthly Royalty

            i. During Royalty Term. Softworks shall pay Cognizant an amount for each month within the Royalty Term calculated as follows: the Revenue invoiced during the month, minus any Credits, times the applicable Royalty Percentage pursuant to Exhibit 3.

            ii. During Extended Royalty Term. Softworks shall pay Cognizant an amount for each month during the Extended Royalty Term calculated as follows: the Revenue invoiced during the month with respect to licenses for Current Products that were (A) signed by the licensee during the Royalty Term or (B) delivered to the licensee within the Royalty Term, minus any Credits, times the applicable Royalty Percentage pursuant to
      Exhibit 3.

            iii. "Royalty" shall mean the sum of the amounts calculated pursuant to Subsections 4.c.i and 4.c.ii for any specified time period.

            d. Royalty for New Products. In the event that Softworks develops a New Product, upon commencement of licensing of the New Product Softworks shall pay Cognizant royalties therefor as agreed to by the parties, taking into account (i) the intent of this Agreement regarding royalties, as evidenced by the terms of this Section, and (ii) the additional work and investment required by Softworks to create and market the New Product; provided, however, that if Softworks develops any New Product which competes directly with the Technology, including but not limited to HotDate


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2000/Discover or HotDate 2000/Convert for Year 2000-related applications, the amount of the royalties paid to Cognizant for such New Products shall not be reduced to reflect any additional work and investment required by Softworks for such product. If for any reason the parties do not reach agreement with respect to the royalties for a New Product, Softworks' rights under Subsection 1.b above shall not be restricted in any manner and the amount of the royalty shall be submitted to arbitration pursuant to Section 16.g below for a final determination.

      e. Acquisition of Cognizant. If within three (3) years of the commencement of the Royalty Term Cognizant is acquired and Cognizant and any parties obtaining rights to the Technology through Cognizant use the Technology for Year 2000 applications for the benefit of more than fifty (50) clients, each Royalty Goal, beginning with the period within which such acquisition occurs, shall be reduced by fifty percent (50%). For purposes of this Subsection, "acquired" shall mean a change of ownership in Cognizant's common stock such that more than fifty percent (50%) of such common stock is owned by a third party other than Cognizant Corporation or an entity controlled by Cognizant Corporation.

      f. Payment Terms. Softworks shall remit the amounts due Cognizant pursuant to Subsection 4.c above within twenty one (21) days after the close of the month in which (i) with respect to licenses between Softworks and a licensee, Softworks provides the invoice for the license fee or maintenance fee to the licensee of the Current Products, and (ii) with respect to licenses between an Authorized Distributor of Softworks, such entity provides Softworks notice of such an invoice.

      g. Royalty Report. Within twenty one (21) days after the close of each month within the Royalty Term and each month within the Extended Royalty Term for which an invoice is provided to a licensee or any other reportable transaction occurs, Softworks shall provide Cognizant a Royalty Report in a form mutually agreed to by the parties.

      h. Taxes. Softworks and the Authorized Distributors shall pay all taxes, fees, and other assessments levied by federal, state, local and other governments related to the license, maintenance and support of the Products under this Agreement, except for any taxes based on Cognizant's net income.

      i. Verification. An independent accountant, at Cognizant's expense and upon reasonable notice and during normal business hours, shall have access annually to Softworks' financial and other records to the extent reasonably necessary to verify Softworks' compliance with the terms of this Agreement.

      j. Interest. If Softworks fails to pay any undisputed amounts when due, Softworks shall pay Cognizant interest on the unpaid amount at the rate of twelve percent (12%) per annum.


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5. Penalty

      a. Calculation. In the event that the Actual Royalties are less that the Royalty Goal for a period set forth in Exhibit 4 (the "Royalty Goal Schedule"), Softworks shall pay to Cognizant within thirty one (31) days of the end of each such period an amount equal to the Royalty Goal for the period minus the Actual Royalties for the period (the "Penalty"). If the aggregate Actual Royalties to date exceed the aggregate Royalty Goal to date, no Penalty shall be owed.

      b. Offset for Penalty Payments. If during a period set forth in Exhibit 4, the Actual Royalties are greater than the applicable Royalty Goal for such period, then any Penalty amounts previously paid by Softworks (reduced by the amount of any prior offset under this Subsection 5.b), shall reduce the amount of Actual Royalties thereafter owed, on a dollar for dollar basis, during the remainder of such period. If during the Extended Royalty Term Actual Royalties are accrued and there remain Penalty amounts previously paid by Softworks (reduced by the amount of any prior offset under this Subsection 5.b), then such Penalty amounts shall reduce the amount of Actual Royalties thereafter owed, on a dollar for dollar basis.

6. Limitation of Liability

      In no event shall either party be liable for any indirect, special or consequential damages (including but not limited to loss of anticipated profits) in connection with or arising out of this Agreement or the furnishing, functioning, use, distribution or marketing of the Products or any related item or service provided by Cognizant or Softworks.

7. Term and Termination

      a. In General. This Agreement commences upon execution by both parties and shall remain in effect until terminated in accordance with this Section.

      b. Termination by Either Party. Except as set forth in Subsection 7.c below, either party may terminate this Agreement with no liability if the other party breaches any representation or warranty in this Agreement.

      c. Termination by Cognizant. This Agreement shall terminate, at the election of Cognizant, in the event that Softworks fails timely to make a payment to Cognizant; provided, however, that (i) Cognizant provides Softworks written notice of such default and intent to terminate no sooner than forty five
(45) days after the due date for such payment, and (ii) Softworks fails to cure such default within forty five (45) days of its receipt of Cognizant's notice. The Agreement shall thereupon terminate unless, prior to the end of Softworks' cure period, Softworks gives notice to Cognizant stating that (i) Softworks has not obtained payment from a specified licensee, (ii) Softworks has tried in good faith to collect the amount owed by such licensee, and (iii) Softworks'


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cash balance would be severely constrained by paying the corresponding royalty amount. If such notice is provided, Softworks shall have an additional thirty
(30) days to cure the default.

      d. Rights Upon Termination. In the event of termination of this Agreement, Softworks shall retain all responsibilities and obligations associated with the continued support of existing licensees and all other obligations to the licensees of Products. Each licensee, existing as of the effective date of termination of this Agreement, shall have the right to continue to use the Products under its existing license(s) after such termination, so long as its license remains in force and the licensee is not in violation thereof. Cognizant shall retain its rights to collect from Softworks any Royalty payments due from licenses sold by Softworks prior to the termination of this Agreement.

      e. Return of Software. Upon termination of this Agreement, Softworks shall deliver to Cognizant all copies of the Technology , including code and documentation, and any other material related to the Technology, destroy or erase any versions of such material which cannot be returned to Cognizant, and provide a written certification, signed by the President of Softworks, that Softworks has complied with this Subsection. Softworks shall not thereafter make any use whatsoever of such material or any confidential information therein.

8. Representations and Warranties of Cognizant

      a. To induce Softworks to enter into and perform under this Agreement, Cognizant represents and warrants that:

            i. Cognizant is a corporation duly organized and validly existing under the laws of the State of Delaware.

            ii. This Agreement has been duly and validly authorized by the Cognizant, and is a valid and binding agreement of Cognizant enforceable in accordance with its terms.

            iii. The Technology and the Current Products are not subject to any security interest, mortgage, pledge, lien, claim, encumbrance, dispute or charge.

            iv. No claim for copyright or patent infringement, trade secret misappropriation or other wrongful use of intellectual property has been asserted or threatened against Cognizant based upon or related to the Technology or the Current Products.


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            v. No consent of any third party or entity, not affiliated with
      Cognizant, is needed to effect the licenses contemplated by this Agreement and, if required, Cognizant has the consent of any Affiliated party or entity.

            vi. Items listed in Exhibit 1 to this Agreement will operate without material defects or design errors which will prevent the Technology from being used for its original purpose.

      b. The representation and warranty listed in Subsection 8.a.vi. shall survive only through September 15, 1997. Cognizant shall provide Softworks with up to $100,000 of offshore services at the rates described in Section 2.f.i.B to cure any violation of Section 8.a.vi. identified after September 15, 1997 as its sole remedy for any such violation.

      c. THE LIMITED WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

      d. In the event of any breach by Cognizant of its representations and warranties set forth above, excluding Section 8.a.vi. that is not cured within 30 days of notice thereof given by Softworks to Cognizant, Softworks sole remedy shall be its termination rights under Section 7.b., or in the event of a breach of Section 8.a.vi. by Cognizant that is not cured within 90 days of notice thereof given by Softworks to Cognizant, Softworks sole remedy shall be its termination rights under Section 7.b., subject to the fees payable to Cognizant for services provided to Softworks prior to termination of this Agreement and Royalties payable to Cognizant for Revenue prior to termination of this Agreement.

      e. Notwithstanding Section 7.b., in the event that Cognizant either (1) fails to cure any breach of Section 8 within the timeframe described in Section 8.d. above, or (2) notifies Softworks of its intention not to cure the breach within the time described in Section 8.d. above, Softworks shall have a 30 day period in which to terminate this Agreement beginning the earlier of (1) the date of Cognizant's failure to cure any breach of Section 8 within the timeframe described in Section 8.d. above, or (2) Cognizant's notfication to Softworks of its intention not to cure the breach within the time described in Section 8.d. above. In the event that Softworks does not terminate this Agreement during the 30 days, Softworks shall forfeight any rights to terminate this Agreement under Sections 7.b or 8.d.

9. Representations and Warranties of Softworks

      To induce Cognizant to enter into and perform under this Agreement, Softworks represents and warrants that:


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      a. Softworks is a corporation duly organized and validly existing under the laws of the State of Maryland.

      b. This Agreement has been duly and validly authorized by Softworks, and is a valid and binding agreement of Softworks enforceable in accordance with its terms.

10. Referrals

      Cognizant agrees to refer to Softworks, wherever practical and appropriate, potential business related to the Technology. If Cognizant enters into a consulting agreement with a third party and such third party was referred to Cognizant by Softworks, Cognizant will use reasonable efforts to use Softworks Professional Services for staff augmentation resources, where applicable and appropriate, at agreed upon rates.

11. Proprietary Rights

      a. Ownership by Cognizant. The parties agree that Cognizant (i) owns all proprietary rights, including copyrights, patents and trade secrets, in and to the Technology as delivered to Softworks, and (ii) if not the owner with respect to any component of the Technology, has the full right and authority to grant the rights and licenses hereunder. In addition, the parties agree that Cognizant shall own all proprietary rights, including copyrights, in any modifications to the Technology made by Cognizant, directly or through a subcontracting arrangement, whether on its own behalf or on behalf of a third party, including Softworks, regardless of whether Cognizant receives compensation (all of the foregoing defined as "Cognizant Modifications" herefor). The parties agree that this Agreement does not transfer ownership of any of these rights to Softworks.

      b. Ownership by Softworks. Softworks shall own all proprietary rights, including copyrights, in any modifications to the Technology (EXCLUDING any Cognizant Modifications), any Current Products, any New Products, any marketing materials for Products created for Softworks, and any documentation, including user manuals, created for Softworks, in any case whether created by Softworks or a third party (except for Cognizant Modifications) on behalf of Softworks.

      c. Trademark. Softworks and Cognizant agree that Softworks shall own all proprietary rights in all trademarks and service marks developed and used by Softworks to identify, distribute and market the Technology and Products.

12. Confidentiality

      Softworks agrees that the Technology contains proprietary information, including trade secrets, know-how and confidential information, that is the property of Cognizant. During the period this Agreement is in effect and at all times after its


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termination, Softworks and its Authorized Distributors shall maintain the confidentiality of the Technology to the same extent that Softworks maintains the confidentiality of proprietary information of the same nature and character owned by Softworks. Likewise, Cognizant may have access to proprietary information of Softworks, and in such event, agrees to maintain the same standard of confidentiality.

13. Indemnification

      Subject to Section 6 hereof, Cognizant shall indemnify and hold harmless Softworks against any and all liability, suits, claims, losses, damages and judgments, and shall pay all costs (including reasonable attorneys' fees) and damages to the extent that such liability, costs or damages arise from a claim that the Technology infringes, misappropriates or violates any third party's patent, copyright, trade secret, or other intellectual property right, including rights under any contract. Cognizant, at its option, may defend or settle any such action, or any part thereof brought against Softworks arising from a claim that such infringement, misappropriation or violation as described herein has occurred. Cognizant's obligations under this Section are conditioned upon its being given (i) prompt notice of each such claim received in writing by Softworks and (ii) the right to control and direct the investigation, defense and settlement of each such claim. The provisions of this Section shall survive any termination of this Agreement.

14. Acquisition of Other Technology

      a. Inspection. If and when Cognizant determines the Other Technology to be appropriately stable and tested, Cognizant grants Softworks the right to examine and inspect the Other Technology in accordance with procedures mutually agreed to by the parties.

      b. Right of First Refusal. In the event that any third party, not affiliated with Cognizant, offers to acquire or license from Cognizant the rights set forth in Subsection 1.b with respect to the Other Technology for uses related to Year 2000 analysis, conversion and testing, Cognizant hereby grants Softworks an option to acquire such interest on the same terms as offered by the third party. Upon receiving a written, binding offer from a third party, Cognizant shall provide written notice of such offer to Softworks. Such notice shall (i) state the name and address of such third party, (ii) state the complete terms of the offer, including the price and payment terms, and (iii) include a statement signed by such third party acknowledging such party's binding agreement to perform in accordance with the terms of its offer, subject to the provisions of this Section. Within twenty (20) days of receipt of such offer, Softworks shall provide written notice to Cognizant stating either (i) Softworks' intent not to exercise the option, or (ii) Softworks' intent to exercise the option. In the event Softworks elects to exercise the option, the parties agree that the closing shall take place within twenty (20) days of Softworks giving notice of its intent to exercise the option.


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15. Publicity

      The parties agree that both Softworks and Cognizant may issue press releases announcing the relationship set forth in this Agreement; provided, however, that prior to public distribution of any such press release, the issuing party shall provide a reasonable opportunity for the other party to review and consent to the press release, which consent shall not be unreasonably withheld.

16. General Provisions

      a. Notices. All notices under this Agreement are to be delivered by (i) depositing the notice in the mail, using registered mail, return receipt requested, addressed to the address below or to any other address as the party may designate by providing notice, (ii) overnight delivery service addressed to the address below or to any other address as the party may designate by providing notice, or (iii) hand delivery to the individual designated below or to any other individual as the party may designate by providing notice. The notice shall be deemed delivered (i) if by registered mail, four (4) days after the notice's deposit in the mail, (ii) if by overnight delivery service, on the day of delivery, and (iii) if by hand delivery, on the date of hand delivery.

      Softworks:        Lisa Welch
                        Softworks
                        5845 Richmond Highway
                        Suite 400
                        Alexandria, VA  22303
                        (703) 317-2424 (tel)
                        (703) 317-2429 (fax)

      Cognizant:        Gordon Coburn
                        Cognizant Technology Solutions Corporation
                        200 Nyala Farms
                        Westport, CT 06880
                        (203) 222-4329 (tel)
                        (203) 222-4592 (fax)

      b. Relationship of the Parties. Neither Cognizant nor Softworks are authorized to oblige the other party or act in the name of the other party other than as stated in this Agreement. The Agreement does not create a joint venture, partnership or association.

      c. Binding. This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns.


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      d. Entire Agreement; Amendment. This Agreement, together with all its exhibits, set forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings and negotiations with respect to the subject matter hereof. Any amendment to this Agreement must be in writing and signed by both parties.

      e. Governing Law. This Agreement is to be construed in accordance with the law of the State of Virginia.

      f. Limitations. No action under this Agreement, unless involving death or personal injury, may be brought by either party against the other more than one
(1) years after the cause of action arises.

      g. Arbitration. The parties shall settle any controversy arising out of this Agreement by arbitration in the Washington, D.C. metropolitan area in accordance with the rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding upon the parties hereto. Judgment upon the award rendered in the arbitration may be entered for enforcement in any court of competent jurisdiction. All expenses, including attorneys' fees, of each party shall be borne by such party and the cost of the arbitrator shall be borne equally by the parties, unless the arbitrator directs any other allocation among the parties of such expenses and costs.

      h. Waiver. Failure by either party to enforce at any time or for any period of time the provisions of this Agreement shall not be construed as a waiver of such provisions, and shall in no way affect such party's right to later enforce such provisions.

      i. Severability. If any part of this Agreement is determined by any court or tribunal of competent jurisdiction to be wholly or partially unenforceable for any reason, such unenforceability shall not affect the balance of this Agreement.

      j. Headings. All section and subsection headings or captions contained in this Agreement are for convenience only and shall not be deemed part of this Agreement.


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AGREED:

COGNIZANT:


/s/  Gordon Coburn
----------------------------------------------
Signature

Gordon Coburn
----------------------------------------------
Name

Vice President
----------------------------------------------
Title

1700 Broadway, New York, NY 10019
----------------------------------------------
Address

July 10, 1997
----------------------------------------------
Date

SOFTWORKS:


/s/  Judy Carter
----------------------------------------------
Signature

Judy Carter
----------------------------------------------
Name

President & Chief Executive Officer
----------------------------------------------
Title

5845 Richmond Highway, Alexandria, VA 22303
----------------------------------------------
Address

July 10, 1997
----------------------------------------------
Date


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                                    Exhibit A

                                   Definitions

      1. "Technology" shall mean the source code and documentation identified in
Exhibit 1 to this Agreement.

      2. "Products" shall mean computer programs which in any manner incorporate or integrate with other computer programs (a) the Technology or (b) any computer programs that result from modifying or creating derivative works based upon the Technology.

      3. "Authorized Distributors" shall mean (a) any subsidiaries or affiliates of Softworks, and (b) any party authorized by Softworks, in writing, to distribute the Products.

      4. "Current Products" shall mean the Products known as HotDate 2000/DISCOVER and HotDate2000/CONVERT.

      5. "New Products" shall mean any software products developed by Softworks that are based upon the Technology, incorporate and integrate the Technology, or consist of modifications of or are derived from the Technology.

      6. "Effective Date" shall mean the date Softworks' accepts the Current Products.

      7. "Revenue" attributable to Current Products shall mean the invoice amount, as set forth on invoices provided by Softworks and its Authorized Distributors to licensees of the Current Products, for the license fee and for the maintenance fee for the first twelve (12) months. In the event that the license agreement provides for multi-year payment terms, "Revenue" attributable to the Current Products shall include the amount when invoiced by Softworks and its Authorized Distributors to the licensee in subsequent years for the license fee and for the maintenance fee, to the extent that the maintenance fee is for a period of service within the Royalty Term. With respect to Revenue derived from Authorized Distributors not located in the United States, the term "the invoice amount" shall be deemed to mean only the portion of the license fee or maintenance fee owed to Softworks.

      8. "Credits" shall mean any amount previously treated as Revenue for the purpose of calculating the Monthly Revenue with respect to which the applicable licensee (a) has not paid Softworks or an Authorized Distributor within three
(3) months of the invoice for the Current Products, and (b) the licensee is not using the Current Products and has provided a certificate of destruction or has returned to Softworks or the Authorized Distributors any Current Products, including computer code and documentation.


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"Credits" shall also include any maintenance credits, related solely to maintenance revenue previously treated as Revenue for the purpose of calculating the Monthly Revenue, issued to customers by Softworks as a result of material defects or design errors which prevent the Products from being used for their original purpose.

      9. "Royalty Term" shall mean the period commencing on the Effective Date and ending on the date five (5) years thereafter.

      10. "Extended Royalty Term" shall mean the period commencing on the first day after the end of the Royalty Term and shall be invoked only to the extent necessary to take into account multi-year payment plans commencing within the Royalty Term.

      11. "Actual Royalties" shall mean, for the period applicable to such Actual Royalties, the sum of (a) Royalties paid to Cognizant by Softworks during such period, (b) amounts paid to Cognizant by Softworks during such period for royalties on New Products, and (c) amounts paid to Cognizant by Softworks during such period for training, consulting and technical support services (excluding expense reimbursement) pursuant to Subsection 2.f of this Agreement, but excluding any such amounts for services provided by Cognizant to third parties either directly or on behalf of Softworks or an Authorized Distributor.

      12. "Other Technology" shall mean the source code and documentation identified in Exhibit 1 to this Agreement.

                                    Exhibit 1

      1. The term "Technology" shall mean:

            a. Source code for the following technology tools on the indicated technology platforms:

                  i.    Impact Analysis Tools for MVS
                        (supporting COBOL, PL/1, and Assembler)

                  ii.   Code Changer Tools for MVS
                        (supporting COBOL)

                  iii.  JCL Scanner for MVS

                  iv.   Impact Analysis Tools for UNIX
                        (supporting WIN32, COBOL, C and Powerbuilder)

                  v.    Code Changer for UNIX (supporting COBOL)

            b. Documentation for the above listed technology tools on the indicated technology platforms:

                  --------------------------------------------

                                   Exhibit 1A

      2. The term "Other Technology" shall mean the then current source code and documentation for for the following existing technology tools on the indicated technology platforms:

                  i.    Impact Analysis for UNIX (supporting C++, Visual C++)

                  ii.   Test Coverage Analyzer

                  iii.  Code Changer for MVS (supporting PL/1)

                  iv.   Data Migration Program Generator

                                    Exhibit 2

                           Limitations on Distribution

o     The "Big Six"
            o     Arthur Anderson
            o     Coopers & Lybrand
            o     Deloite & Touche
            o     Earnst & Young
            o     KPMG
            o     Price Waterhouse

o     Computer Sciences Corporation
            o excluding transactions where CSC acts as purchasing agent for its customer(s) and Products will be used by customer and not CSC, and
            o     excluding Technology listed Subsections 1.a.i and 1.a.iii. of
                  Exhibit 1

o     Howard Systems
o     Computer Horizns
o     Keane
o     Offshore Competitors
            o     Information Management Resources
            o     Mastech
            o     Complete Business Solutions
            o     Tata Consulting
            o     HCL Consulting
            o     WIPRO
            o     Tata Unisys
            o     Pentafour
            o     Silverline
            o     Infosys
            o     Fujitsu-ICIM
            o     Square D
            o     Patni
            o     Satyam Computer Services

o     Key existing customers
            o     First Data Corporation
            o     Aetna Insurance
            o     Northwest Airlines

                                    Exhibit 3

                        Calculation of Royalty Percentage

Phases                      Start Up      Growth       Maturity
Cumulative Revenue*          0 - $3M     $3M - $9M       $9M +

---------------------------------------------------------------
Royalty %                      17%          25%           33%
---------------------------------------------------------------

SOFTWORKS Revenue          $3,000,000   $6,000,000
Royalty to Cognizant       $  510,000   $1,500,000        **

* Cumulative revenue represents worldwide Revenue of the Current Products during the Royalty Term.

** Royalty amount paid at 33% royalty rate determined by cumulative worldwide sales of the Products in excess of $9 million during the Royalty Term.

                                    Exhibit 4

                              Royalty Goal Schedule

Cumulative Royalty Goal = $2.8 million

       1997            $  100,000
       1998            $  900,000
       1999            $1,400,000
       2000            $  400,000
       2001            $        0
                       ----------
       Total           $2,800,000